UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Summit Midstream Partners, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**** IMPORTANT REMINDER ****

Dear Fellow Summit Investors:

On Tuesday, May 10, 2022, we are hosting the 2022 Annual Meeting of Limited Partners of Summit Midstream Partners, LP, which is scheduled to be held virtually, via live webcast, at 2:00 p.m. Central Time. Your vote is extremely important to us and our business, no matter how many or how few common units you may own.

****PLEASE VOTE TODAY****

Your Board recommends that you vote “FOR” Proposals 1, 2, 3 and 4, and for every “1 YEAR” on Proposal 5. Even if you plan on attending the virtual meeting, we urge you to vote your common units now, so they can be tabulated prior to the meeting.

For your consideration of Proposal 2, which is the approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (the “2022 LTIP”), I would like to emphasize several key points in the proxy materials that Summit believes warrant your vote “FOR” this proposal.

The long-term incentives in the form of SMLP common unit awards are a critical component of Summit’s total compensation program, which is designed to attract and retain directors, officers, and high-potential employees. Being able to offer common-unit incentives is particularly important now—with the unprecedented turnover and extremely high demand for talent in the job market. Without the additional units provided by the 2022 LTIP under Proposal 2, it will be very difficult to retain and attract talent going forward. Additionally, it is important that Summit continues to be able to award unit-based LTIP awards to demonstrate that key decisionmakers in the company are financially aligned with our unitholders going forward.

Any recommendation to vote “Against” this proposal because the calculated “burn rate” is too high does not adjust for the fact that the GAAP-reported total number of outstanding units disregards the common units that had been outstanding and were pledged to the term loan holders to whom those units were then issued. That represents nearly 60% of the total number of units outstanding. If those units are included in the total number of outstanding units, then Summit’s historical LTIP “burn rate” would fall within a range that is in line with our peer group.

In addition, if approved, Proposal 2 will implement changes to Summit’s LTIP that we believe public unitholders will appreciate, such as prohibiting both repricing of awards and liberal recycling of units.

Your vote is extremely important. SINCE THE ANNUAL MEETING IS BEING HELD TOMORROW, PLEASE CAST YOUR VOTE TODAY OVER THE INTERNET TO ENSURE IT IS COUNTED IN TIME. Your control number and the instructions on how to vote your common units over the Internet were previously provided to the bank or broker where your units are held. If you do not have your control number or the instructions or need help voting your common units, please call our proxy solicitation firm, Morrow Sodali LLC, at 1-800-662-5200.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Thank you for your investment in Summit Midstream Partners, LP and for taking the time to vote.

Sincerely,

J. Heath Deneke
Chairman of the Board, President and Chief Executive Officer of Summit Midstream GP, LLC